DREYFUS PREMIER GNMA FUND

                                                                       EXHIBIT 2
                                                                    Sub-Item 77C


               MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

      A Special Meeting of Stockholders of Dreyfus Premier GNMA Fund (the "Fund") was held on December 18, 2002. Out of a total of 13,029,064.536 shares entitled to vote at the Meeting, a total of 6,541,671.709 shares were represented at the Meeting, in person or by proxy. The following resolutions were duly offered for vote by ballot and approved by vote of the holders of the Fund's outstanding shares as follows:

            RESOLVED, that the Fund change certain of its fundamental policies and investment restrictions to permit participation in a portfolio securities lending program, as described in the GNMA Combined Proxy Statement attached to the notice of this meeting.

            AFFIRMATIVE VOTES           NEGATIVE VOTES
            5,459,869.556               636,614.741

            RESOLVED, that the Fund change certain of its fundamental policies and investment restrictions to expand investment in other investment companies, as described in the Combined Proxy Statement attached to the notice of this meeting.

            AFFIRMATIVE VOTES           NEGATIVE VOTES
            5,581,777.848               576,633.823

            RESOLVED, that the Fund change certain of its fundamental policies and investment restrictions to permit futures and options transactions, as described in the Combined Proxy Statement attached to the notice of this meeting.

            AFFIRMATIVE VOTES           NEGATIVE VOTES
            5,346,039.112               758,140.773

            RESOLVED, that the Fund change its investment objective, as described in the Combined Proxy Statement attached to the notice of this meeting.

            AFFIRMATIVE VOTES           NEGATIVE VOTES
            5,293,599.350               689,677.543